Registration No. 333 - _____

As filed with the Securities and Exchange Commission on October 14, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________

G. WILLI-FOOD INTERNATIONAL LTD.
(Exact name of Registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or Organization)	Not Applicable (IRS Employer Identification No.)

4 Nahal Harif St.,
Yavne, Israel 81106
+972-8-932-1000
 (Address of principal executive offices)

G. Willi-Food International 2013 Share Option Plan
Equity Compensation Grant to the Company's Chairman of the Board of Directors, Mr. Zwi Williger
Equity Compensation Grant to the Company's President, Mr. Joseph Williger

(Full title of the plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19715
 (Name and address of agent for service; Telephone number of agent for service)

Copy to:

Perry Wildes, Adv.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center, Round Building
Tel Aviv 67021, Israel

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 0.10 per share(2)	430,000	(2)	$6.50	$2,795,000	$359.99
	70,000	(3)	$6.50	$455,000	$58.60
Total	500,000			$3,250,000	$418.60

(1)           Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares that become issuable under the G. Willi-Food International 2013 Share Option Plan, the Equity Compensation Grant to Mr. Zwi Williger, and the Equity Compensation Grant to Mr. Joseph Williger (collectively, the "Plans"), by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares.

(2)           Represents shares issuable upon exercise of outstanding options with fixed exercise prices under the Plans. Estimated solely for purposes of calculating the filing fee pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the weighted average price at which the options may be exercised.

(3)           Represents shares issuable upon the exercise of options which may hereafter be granted under the G. Willi-Food International 2013 Share Option Plan, all of which have a fixed exercise price of $6.50.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	Plan Information.*

ITEM 2.	Registrant Information and Employee Plan Annual Information.*
___________________

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, or the Securities Act, and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the Commission on April 30, 2014;

(b)
The Registrant’s Reports on Form 6-K furnished by the Registrant to the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2013; and

(c)
The description of the Registrant’s ordinary shares contained in the registration statement on Form 8-A under the Exchange Act, filed May 6, 1997, and including any subsequent amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, and to the extent designated therein, certain reports on Form 6-K, furnished by the  Registrant after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Articles of Association allow the Registrant to indemnify, exculpate and insure its office holders to the fullest extent permitted by the Israeli Companies Law of 1999, or Companies Law, provided that procuring this insurance or providing this indemnification or exculpation is approved by the audit committee and the board of directors, as well as by the shareholders where the office holder is a director and in other cases determined by the Companies Law.

Under the Companies Law, a company may indemnify an office holder in respect of some liabilities, either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance of an event, the indemnification must be limited to foreseeable types of events and reasonable amounts, as determined by the board of directors.

Under the Companies Law, a company may indemnify an office holder against any monetary obligation incurred in his or her capacity as an office holder whether imposed on him or her in favor of another person pursuant to a judgment, a settlement or an arbitrator’s award approved by a court. A company also can indemnify an office holder against reasonable litigation expenses including attorneys’ fees, incurred by him or her in his or her capacity as an office holder, in proceedings instituted against him or her by the company, on its behalf or by a third-party, in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for a crime that does not require proof of criminal intent. The additional case in which a reimbursement of expenses is allowed according to the Companies Law is reasonable legal fees, including attorneys fees, incurred by an office holder in an investigatory proceeding or other proceeding filed by a governmental authority, which has terminated without the filing of criminal charges and without imposing a fine, or with imposing a fine in lieu of a criminal charge which does not require proof of criminal intent.

Under the Companies Law, a company may obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder. These liabilities include a breach of duty of care to the company or a third-party, a breach of duty of loyalty and any monetary liability imposed on the office holder in favor of a third-party.

A company may exculpate an office holder for a breach of duty of care, but only in advance of that breach. A company may not exculpate an office holder from a breach of duty of loyalty towards the company or a director from a breach of duty of care with respect to a distribution.

Under the Companies Law, however, an Israeli company may only indemnify or insure an office holder against a breach of duty of loyalty to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, an Israeli company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly unless it was carried out negligently, or committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder in connection with a criminal offense.

In accordance with Companies Law, and the Registrant’s Articles of Association, the Registrant has undertaken to indemnify and insure its directors and senior officers, against certain liabilities which they may incur in connection with the performance of their duties. Under the terms of such indemnification provisions, the Registrant may, to the extent permitted by law, indemnify an Officer for legal expenses incurred by him/her in connection with such indemnification.

On May 4, 2005, the Board of Directors and Audit Committee of the Registrant approved an exemption in advance to any director or officer from any liability to the Registrant attributed to damage or loss caused by breach of the director’s or officer’s duty of care owed to the Registrant, except for such breach of duty of care in distribution (as such term is defined in the Israeli Companies Law).  Also, the Board of Directors, the Audit Committee and shareholders approved an irrevocable indemnification of the Officers by the Registrant with respect to any liability or expense paid for by the Officer or that the Officer may be obligated to pay; provided that the aggregate sum for which the Registrant will be liable under all indemnification letters will not exceed 25% of the Registrants equity according to the last financial statements audited prior to the time of indemnification.

In accordance with the Companies Law, an extraordinary transaction in which a controlling shareholder is a party or has a personal interest, such as the Registrant's exemption and indemnification letters with Messrs. Zwi Williger, Joseph Williger and Israel Yosef Schneorson, must be approved every three years by the Registrant’s Audit Committee or Compensation Committee (as the case may be), Board of Directors and by a special majority of the General Meeting of Shareholders. Due to the agreements of Messrs. Zwi Williger and Joseph Williger with B.S.D Crown Ltd. (formerly Emblaze Ltd.), the Registrant's controlling shareholder, and due to Mr. Israel Yosef Schneorson's position as CEO and director at BGI Investments (1961) Ltd., the controlling shareholder of B.S.D Crown Ltd., and as CEO and Vice Chairman of B.S.D Crown Ltd., the exemption and indemnification letters with Messrs. Zwi Williger, Joseph Williger, and Israel Yosef Schneorson were deemed to be transactions in which the controlling shareholder of the Registrant has a personal interest. On August 21, 2014 following the unanimous approval of the Registrant's Compensation Committee and Board of Directors, the General Meeting of Shareholders of the Registrant approved the extension of the exemption and indemnification letter with Messrs. Zwi Williger and Joseph Williger for three years, from August 21, 2014 until August 20, 2017, and the approval of the exemption and indemnification letter for Israel Yosef Schneorson for a three – year period from May 4, 2014 until May 3, 2017.

In accordance with the Companies Law, an extraordinary transaction in which a controlling shareholder is a party or has a personal interest, such as the approval of the Registrant's directors' and officers' liability insurance policy for Messrs. Israel Yosef Schneorson, Zwi Williger and Joseph Williger, must be approved every three years by the Registrant’s Audit Committee or Compensation Committee (as the case may be), Board of Directors and by a special majority of the General Meeting of Shareholders. On May 4, 2014 the Board of Directors and Compensation Committee approved the said directors and officers liability insurance policy of the Registrant for a three year period for directors and officers of the Company who do not service in such capacities at Willi Food Investments Ltd., the major shareholder of the Company.  The approval was based, among other things, on the fact that the insurance policy is in accordance with the Company's compensation plan which was previously approved by Company shareholders.  The officers and directors who serve in such capacities at Willi Food Investments Ltd. are covered by directors and officers liability insurance policy of Willi Food Investments Ltd. which was approved by the shareholders of Willi Food Investments Ltd. by special majority in the cases of Messrs. Israel Yosef Schneorson, Zwi Williger and Joseph Williger.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

See attached Exhibit Index.

Item 9. Undertakings.

  (a)          The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yavne, Israel on the 14th day of October, 2014.

G. WILLI-FOOD INTERNATIONAL LTD.

By:	/s/ Gil Hochboim
Name: Gil Hochboim
Title: Chief Executive Officer

G. WILLI-FOOD INTERNATIONAL LTD.

By:	/s/ Itai Lowenstein
Name: Itai Lowenstein
Title: Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of the Registrant, hereby severally constitute and appoint Gil Hochboim and Itai Lowenstein, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith, and any and all amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date
/s/ Zwi Williger Zwi Williger	Chairman of the Board of Directors	October 14, 2014
/s/ Joseph Williger Joseph Williger	President and Director	October 14, 2014
/s/ Ayelet Eliav Ayelet Elivav	External Director	October 14, 2014
/s/ Boaz Nissimov Boaz Nissimov	External Director	October 14, 2014
/s/ Gil Hochboim Gil Hochboim	Chief Executive Officer (principal executive officer)	October 14, 2014
/s/ Itai Lowenstein Itai Lowenstein	Chief Financial Officer (principal financial officer)	October 14, 2014
___________________ Israel Yosef Schneorson	Director	October __, 2014

_________________________ Gershon Chanoch Winderboim	Director	October __, 2014

_________________________ Shneor Zalman Vigler	Director	October __, 2014
/s/ Emil Budilovsky Emil Budilovsky	Director	October 14, 2014

/s/ Ilan Cohen Ilan Cohen	Director	October 14, 2014

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of G. Willi-Food International Ltd. has signed this Registration Statement on the 14th day of October, 2014

PUGLISI & ASSOCIATES Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director

EXHIBIT INDEX

EXHIBIT NO. 3.1	DESCRIPTION OF DOCUMENT Memorandum of Association of the Company, as amended (incorporated by reference to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014).
3.2	Articles of Association of Registrant, as amended on October 6, 2011 (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2011).
5.1*	Opinion of Shimonov & Co. as to the legality of the securities being registered.
23.1*	Consent Brightman Almagor Zohar & Co., a Member of Deloitte Touche Tohmatsu, as independent registered public accounting firm of the Registrant.
23.2*	Consent of Shimonov & Co. (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1	G. Willi-Food International 2013 Share Option Plan (incorporated by reference to the Registrant's Form 6-K dated October 31, 2013).
99.2*	Equity Compensation Grant to the Company's Chairman of the Board of Directors, Mr. Zwi Williger (Convenience translation from Hebrew).
99.3*	Equity Compensation Grant to the Company's President, Mr. Joseph Williger (Convenience translation from Hebrew).
_____________
* Filed herewith